As filed with the Securities and Exchange Commission June 7, 2007
Registration No.

SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-8
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

SPARTA, INC.
(Exact name of registrant as specified in its charter)

Delaware	63-0775889
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)
25531 Commercentre Drive, Suite 120
Lake Forest, California 92630-8873
(Address of principal executive offices) (Zip code)

2007 Stock Plan
(Full title of the plan)

Jerry R. Fabian, Chief Administrative Officer
SPARTA, Inc.
25531 Commercentre Drive, Suite 120
Lake Forest, California 92630-8873
(Name and address of agent for service)
(949) 768-8161
(Telephone number, including area code, of agent for service)
Copy to:
Scott E. McConnell, Esq.
McConnell, Dunning & Barwick LLP
15 Enterprise, Suite 360
Aliso Viejo, California 92656
(949) 900-4400
CALCULATION OF REGISTRATION FEE

Title of each			Proposed
class of		Proposed maximum	maximum
securities to be	Amount to be	offering price per	aggregate offering	Amount of
registered	registered*	share**	price**	registration fee
Common Stock	10,000,000	$13.30	$133,000,000	$4,083.10

*	Plus, in accordance with Rule 416, such indeterminate number of additional shares of Common Stock as may become issuable pursuant to anti-dilution provisions of the 2007 Stock Plan (the “Plan”). These shares of Common Stock represent shares issuable under the Plan.

**	Estimated solely for the purpose of determining the amount of the registration fee and, because there is no market for the Registrant’s securities, pursuant to Rule 457(h), is based upon the net book value per share of the Registrant’s Common Stock as of April 1, 2007, the last day of the Registrant’s most recently completed fiscal quarter.

PART I
INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS
Item 1. Plan Information*
Item 2. Registrant Information and Employee Plan Annual Information*

*	Information required by Part I to be contained in the prospectus required by Section 10(a) of the Securities Act of 1933, as amended (the “Act”), is omitted from this Registration Statement in accordance with Rule 428 under the Act and the Note to Part I of Form S-8.
PART II
INFORMATION NOT REQUIRED IN PROSPECTUS
Item 3. Incorporation of Documents by Reference
     The following documents filed by SPARTA, Inc. (the “Company”) with the Securities and Exchange Commission (the “Commission”) are incorporated by reference herein:
     (i) The Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2006, including information specifically incorporated by reference into the Form 10-K from the Company’s definitive Proxy Statement for its Annual Meeting of Stockholders held June 1, 2007;
     (ii) The Company’s Report on Form 8-K filed with the Commission on April 23, 2007;
     (iii) The Company’s Report on Form 10-Q for the quarter ended April 1, 2007; and
     (iv) The description of the Company’s common stock set forth in the Company’s Registration Statement on Form 8-A filed with the Commission on April 3, 2001.
     In addition, any document filed by the Company with the Commission pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), subsequent to the date hereof, but prior to the filing of a post-effective amendment to this Registration Statement which indicates that all shares of Common Stock registered hereunder have been sold or that de-registers all such shares of Common Stock then remaining unsold, will be deemed to be incorporated by reference herein and to be a part hereof from the date of filing of such documents.

Item 4. Description of Securities
     Not applicable.
Item 5. Interests of Named Experts and Counsel
     Not applicable.
Item 6. Indemnification of Directors and Officers
     Section 145 of the Delaware General Corporation Law makes provision for the indemnification of officers and directors in terms sufficiently broad to include indemnification under certain circumstances for liabilities (including reimbursement for expenses incurred) arising under the Act. The Amended and Restated Certificate of Incorporation of the Company, and Indemnification Agreements entered into by the Company and its officers and directors, provide that the Company will indemnify officers and directors to the fullest extent permitted by statute.
     In addition, as permitted by Section 102(b)(7) of the Delaware General Corporation Law, the Amended and Restated Certificate of Incorporation of the Company provides that a director of the Company shall not be liable to the Company or its stockholders for monetary damages for breach of the director’s fiduciary duty of care. However, as provided by Delaware law, such limitation of liability will not act to limit liability (i) for any breach of the director’s duty of loyalty to the Company or its stockholders, (ii) for any acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) arising under the provisions of the Delaware General Corporation Law relating to unlawful distributions, or (iv) for any transaction from which the director derived an improper benefit.
     The Company has directors’ and officers’ liability insurance. The insurance policy covers liability for claims made against directors and officers for their wrongful acts involving errors, misstatements, misleading statements or acts or omissions or neglect or breach of duty, while acting in their individual or collective capacities for any matter claimed against them solely by reason of their being directors or officers of the Company. The coverage includes damages, judgment, settlements and costs of legal actions, claims or proceedings and appeals therefrom, but does not include fines or penalties imposed by law for matters which may be deemed uninsurable under the law.
Item 7. Exemption from Registration Claims
     Not applicable.

Item 8. Exhibits
4.1	2007 Stock Plan, filed herewith.

5.1	Opinion of McConnell, Dunning & Barwick LLP, filed herewith.

23.1	Consent of Ernst & Young LLP, filed herewith.

23.2	Consent of PricewaterhouseCoopers LLP, filed herewith.

23.3	Consent of McConnell, Dunning & Barwick LLP, included in Exhibit 5.1.

24.1	Power of Attorney, included on signature page.
Item 9. Undertakings
     The Company hereby undertakes:
     (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:
          (i) To include any prospectus required by Section 10(a)(3) of the Act;
          (ii) To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective Registration Statement;
          (ii) To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;
provided, however, that paragraphs (1)(i) and (1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the Company pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in this Registration Statement.

     (2) That, for the purpose of determining any liability under the Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
     (3) To remove from registration by means of a post-effective amendment any of the securities being registered hereunder which remain unsold at the termination of the offering.
     The undersigned Company hereby undertakes that, for purposes of determining any liability under the Act, each filing of the Company’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
     Insofar as indemnification for liabilities arising under the Act may be permitted to directors, officers and controlling persons of the Company pursuant to the above-described provisions, or otherwise, the Company has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event a claim for indemnification against such liabilities (other than the payment by the Company of expenses incurred or paid by a director, officer or controlling person of the Company in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Company will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES
     Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Arlington, State of Virginia on June 5, 2007.

SPARTA, Inc.

By:	/s/ Robert C. Sepucha

Robert C. Sepucha, Ph.D.,
Chief Executive Officer
POWER OF ATTORNEY
     Each person whose signature to this Registration Statement appears below hereby appoints Robert Sepucha and Jerry Fabian, and each of them, as his attorney-in-fact to sign on his behalf individually and in the capacity stated below and to file all amendments and post-effective amendments to this Registration Statement as such attorney-in-fact may deem necessary or appropriate.

     Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Name	Position	Date

/s/ Wayne Winton	Chairman of the Board and Director	June 2, 2007
Wayne Winton

/s/ Robert C. Sepucha Ph.D	Chief Executive Officer and Director	June 2, 2007
Robert C. Sepucha Ph.D

/s/ David E. Schreiman	Chief Financial Officer (Principal	June 2, 2007
David E. Schreiman	Financial and Accounting Officer)

/s/ Rockell N. Hankin	Director	June 2, 2007
Rockell N. Hankin

/s/ Gerald A. Zionic	Director	June 2, 2007
Gerald A. Zionic

/s/ Gen. John L. Piotrowski	Director	June 2, 2007
Gen. John L. Piotrowski (USAF Retired)

/s/ William E. Cook	Director	June 2, 2007
William E. Cook

EXHIBIT INDEX

Exhibit No.	Description

4.1	2007 Stock Plan, filed herewith.

5.1	Opinion of McConnell, Dunning & Barwick LLP, filed herewith.

23.1	Consent of Ernst & Young LLP, filed herewith.

23.2	Consent of PricewaterhouseCoopers LLP, filed herewith.

23.3	Consent of McConnell, Dunning & Barwick LLP, included in Exhibit 5.1.

24.1	Power of Attorney, included on signature page.